Registration No. 333-189167
As filed with the Securities and Exchange Commission on August 6, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S–3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41–1859679
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6464 Sycamore Court North
Minneapolis, Minnesota 55369
(763) 656–4300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Howard Root
Chief Executive Officer
Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota 55369
(763) 656–4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Howard Root Chief Executive Officer Vascular Solutions, Inc. 6464 Sycamore Court North Minneapolis, Minnesota 55369 (763) 656–4300 Facsimile: (763) 656–4250	Timothy S. Hearn, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340–2600 Facsimile: (612) 340–2868

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee(9)
Common Stock, $0.01 par value (3)(4)	–	–	–	–
Preferred Stock, $0.01 par value (4)	–	–	–	–
Debt Securities (5)(6)	–	–	–	–
Securities Warrants (7)	–	–	–	–
Units (8)	–	–	–	–
Total	$50,000,000	100%	$50,000,000	(9)

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S–3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. Securities registered hereby may be sold separately, together or in units with other securities registered hereby.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). The proposed maximum offering price will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered in this registration statement.
(3)	The aggregate amount of common stock registered hereunder is limited, solely for purposes of any at the market offerings, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933, as amended.
(4)	Such indeterminate number of shares of preferred stock and common stock as may be issued from time to time at indeterminate prices. In addition to any preferred stock and common stock that may be issued directly under this registration statement, there are being registered hereunder such indeterminate number of shares of preferred stock and common stock as may be issued upon conversion or exchange of debt securities, preferred stock as the case may be, for which no separate consideration will be received by the registrant.
(5)	If any debt securities are issued at an original issue discount, then such greater amount as may be sold for an aggregate initial offering price of up to the proposed aggregate offering price set forth above.
(6)	In addition to any debt securities that may be issued directly under this registration statement, there is being registered hereunder such indeterminate amount of debt securities as may be issued upon conversion or exchange of other debt securities or preferred stock, for which no consideration will be received by the registrant.
(7)	Securities warrants will represent rights to purchase debt securities, preferred stock or common stock registered hereby.
(8)	Units may consist of two or more of the securities listed in the calculation of registration fees table offered and sold together.
(9)	The registrant previously paid registration fees of $5,885 (calculated at the rate in effect at the time the Original Registration Statement was filed) pursuant to a previously filed Registration Statement on Form S–3, File No. 333–127034, originally filed with the Securities and Exchange Commission on July 29, 2005 (the "Original Registration Statement"). Of the $50,000,000 of the registrant's securities registered pursuant to the Original Registration Statement, none were sold. Prior to the third anniversary of the initial effective date of the Original Registration Statement, the registrant filed a Registration Statement on Form S–3, File No. 333–127034, originally filed with the Securities and Exchange Commission on July 19, 2007 (the "2007 Registration Statement"), registering the unsold securities from the Original Registration Statement. Of the $50,000,000 of the registrant's securities registered pursuant to the 2007 Registration Statement, none were sold. Prior to the third anniversary of the initial effective date of the 2007 Registration Statement, the registrant filed a Registration Statement on Form S–3, File No. 333–168011, originally filed with the Securities and Exchange Commission on July 7, 2010 (the "2010 Registration Statement" and together with the Original Registration Statement and the 2007 Registration Statement, the "Prior Registration Statements"), registering the unsold securities from the 2007 Registration Statement. Of the $50,000,000 of the registrant's securities registered pursuant to the 2010 Registration Statement, none were sold. As a result of the Prior Registration Statements $5,885 in registration fees remains unused. Pursuant to Rule 415(a)(6) of the Securities Act of 1933, as amended ("Rule 415(a)(6)"), the registrant hereby elects to include in this Registration Statement the $50,000,000 of unsold securities registered under the Prior Registration Statements and the fees associated therewith, so no additional registration fees are due with this Registration Statement. In accordance with Rule 415(a)(6), the 2010 Registration Statement, including the offering of the 2,319,713 selling shareholder shares registered thereon (none of which were sold pursuant to the 2010 Registration Statement), will be deemed terminated as of the effective date of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 6, 2013.

VASCULAR SOLUTIONS, INC.

By:	/s/ Howard Root
Howard Root
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Howard Root	Chief Executive Officer and Director	August 6, 2013
Howard Root	(principal executive officer)

*	Senior Vice President, Finance, Chief
James Hennen	Financial Officer and Secretary (principal financial officer)

/s/ Timothy Slayton	Controller	August 6, 2013
Timothy Slayton	(principal accounting officer)

*	Director
Martin J. Emerson

*	Director
John Erb

*	Director
Richard Kramp

*	Director
Richard Nigon

*	Director
Paul O'Connell

*	Director
Jorge Saucedo

*By: /s/ Gordon Weber		August 6, 2013
Gordon Weber
Attorney–in–Fact

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Underwriting Agreement (to be filed by amendment or in a current report on Form 8–K)

3.1	Amended and Restated Articles of Incorporation of Vascular Solutions, Inc. (incorporated by reference to Exhibit 3.1 to Vascular Solutions' Form 10–Q for the quarter ended September 30, 2000).

3.2	Amended and Restated Bylaws of Vascular Solutions, Inc. (incorporated by reference to Exhibit 3.1 of Vascular Solutions' Form 8-K dated October 19, 2007).

4.1	Specimen of Common Stock certificate (incorporated by reference to Exhibit 4.1 of Vascular Solutions' Registration Statement on Form S–1 (File No. 333–84089)).

4.2	Reserved.

4.3	Form of Indenture relating to Senior Debt Securities (incorporated by reference to Exhibit 4.5 of Vascular Solution's Registration Statement on Form S–3 (File No. 333–127034)).

4.4	Form of Indenture relating to Subordinated Debt Securities (incorporated by reference to Exhibit 4.6 of Vascular Solution's Registration Statement on Form S–3 (File No. 333–127034)).

4.5	Form of Common Stock Warrant Agreement (to be filed by amendment or in a Current Report on Form 8–K).

4.6	Form of Preferred Stock Warrant Agreement (to be filed by amendment or in a Current Report on Form 8–K).

4.7	Form of Debt Securities Warrant Agreement (to be filed by amendment or in a Current Report on Form 8–K).

5.1	Opinion of Dorsey & Whitney LLP regarding the legality of the securities (filed herewith).

12.1	Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends for the Years Ended December 31, 2008, 2009, 2010, 2011 and 2012 (previously filed).

23.1	Consent of Baker Tilly Virchow Krause, LLP (previously filed).

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed).

25.1	Form T–1 Statement of Eligibility of Trustee (to be filed by amendment or in a Current Report on Form 8–K).